Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-148906
PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated February 13, 2008)

Zynex Medical Holdings, Inc.

2,273,006 shares of
common stock

This prospectus supplement no. 1 supplements the prospectus dated February 13, 2008, relating to the resale by selling stockholders of 2,273,006 shares of common stock of Zynex Medical Holdings, Inc. (“we” or “our”) issuable upon exercise of outstanding warrants.  This prospectus supplement should be read in conjunction with the prospectus dated February 13, 2008, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On February 29, 2008, we filed with the Securities and Exchange Commission our Current Report on Form 8-K.  The text of the 8-K is attached hereto.

Investing in our common stock involves significant risks.
See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus supplement is dated February 29, 2008

Attachment

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 26, 2008

 Zynex Medical Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Cir, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement and
Item 3.02 Unregistered Sales of Equity Securities

On January 25, 2008, Zynex Medical Holdings, Inc. (“Zynex”) notified holders of warrants issued by Zynex in 2006 and 2007 pursuant to a private placement that such warrants would terminate 30 days following the notice.  The termination of the warrants was permitted because Zynex’s stock has traded in excess of 200% of the exercise price of the warrants for more than 10 consecutive days.  As a result, each warrant holder had 30 days from the date of such notice to exercise their warrants or the warrants would terminate.

By February 26, 2008, all of the warrants were exercised.  Zynex issued 1,740,000 shares of common stock for an exercise price of $0.39 per share, or an aggregate exercise price of $678,600.  Each of the recipients of the common stock represented to Zynex that it is an accredited investor, and Zynex believes that the sale of its common stock pursuant to the warrant exercise is exempt from registration under Rule 506 promulgated under the Securities Act of 1933, as amended.  Zynex will use the exercise price proceeds for working capital purposes.

The common stock received pursuant to the exercise of warrants is included on a currently effective registration statement on Form SB-2 (SEC file number 333-148906) and may be resold under such registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

                              Zynex Medical Holdings, Inc.
                                  (Registrant)

Date:  February 29, 2007                                  By:  /s/ Thomas Sandgaard
Thomas Sandgaard
President and Chief Executive Officer